Registration No. 333-__________

As filed with the Securities and Exchange Commission on May 1, 2020

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

H.B. FULLER COMPANY
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0268370 (I.R.S. Employer Identification No.)

1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
(Address, including Zip Code, of
registrant’s Principal Executive Offices)

H.B. FULLER COMPANY 2020 MASTER INCENTIVE PLAN
(Full title of the plan)

Timothy J. Keenan, Esq.
Vice President, General Counsel and Corporate Secretary
H.B. Fuller Company
1200 Willow Lake Boulevard
St. Paul, Minnesota 55110-5101
(651) 236-5900
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” and “emerging growth company in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $1.00 per share	2,563,404 shares	$33.92	$86,950,663.68	$11,286.20

(1)

Represents 1,600,000 shares of common stock of H.B. Fuller Company that may be offered or sold pursuant to the H.B. Fuller Company 2020 Master Incentive Plan. Also includes 963,404 shares of common stock subject to outstanding awards that we anticipate will be forfeited or cancelled from the H.B. Fuller Company 2016 Master Incentive Plan or the H.B. Fuller Company 2018 Master Incentive Plan. These shares would be available for reissuance under the 2020 Master Incentive Plan.

(2)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(h)(1) and (c) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price is based upon the average of the high and low prices of common stock of H.B. Fuller Company traded on the New York Stock Exchange as reported in the consolidated reporting system on April 27, 2020.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by H.B. Fuller Company (hereinafter “we,” “us” or “H.B. Fuller”) are incorporated by reference in this registration statement:

(a)      Our Annual Report on Form 10-K for the fiscal year ended November 30, 2019;

(b)     Our Quarterly Report on Form 10-Q for the fiscal quarter ended February 29, 2020;

(c)     Our Current Reports on Form 8-K and 8-K/A filed on January 21, 2020, January 27, 2020, March 4, 2020, and April 7, 2020; and

(d)     The description of our common stock contained in any registration statement or report filed by us under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of our Current Reports on Form 8-K is not incorporated by reference.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.          Description of Securities.

Not applicable.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

Section 521 of the Minnesota Business Corporation Act (the "MBCA") provides that a corporation shall, subject to certain limitations, indemnify officers and directors made or threatened to be made a party to a proceeding by reason of that officer or director’s former or present official capacity with the company. As required, we will indemnify an officer or director against judgments, penalties, fines, settlements and reasonable expenses if he or she:

●	has not been indemnified by another organization;

●	acted in good faith;

●	has not received an improper personal benefit and Section 255 of the MBCA regarding director conflicts of interests, if applicable, has been satisfied;

●	assuming the case is a criminal proceeding, the person had no reasonable cause to believe the conduct was unlawful; and

●

reasonably believed that the conduct was in the best interests of the company or, in the case of an officer or director who is or was serving at the request of the company as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the company.

Article VI of our Restated Articles of Incorporation, as amended to date, provides that, to the fullest extent permissible under the MBCA, our directors shall not be personally liable to H.B. Fuller or our shareholders for monetary damages for breach of fiduciary duty as a director.

Article V of our Bylaws, as amended to date, provides that we shall indemnify our officers and directors under such circumstances and to the extent permitted by Section 521 of the MBCA as now enacted or hereafter amended.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers H.B. Fuller for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

4.1

Restated Articles of Incorporation of H.B. Fuller Company, as amended (incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended September 2, 2006 and Exhibit 3.1 to the Current Report on Form 8-K dated October 12, 2016).

4.2	Bylaws of H.B. Fuller Company (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated December 2, 2015).

4.3	Description of Securities (incorporated by reference to Exhibit 4.8 to the Annual Report on Form 10-K for the year ended November 30, 2019).

5.1	Opinion of Dorsey & Whitney LLP.*

10.1	H.B. Fuller Company 2020 Master Incentive Plan (incorporated by reference to Annex B to the Proxy Statement dated February 19, 2020) and filed with the SEC on such date.

23.1	Consent of Dorsey & Whitney LLP (included in Exhibit 5.1).*

23.2	Consent of Independent Registered Public Accounting Firm.*

24.1	Power of Attorney.* __________________ *Filed herewith.

Item 9.          Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on the 1st day of May, 2020.

H. B. FULLER COMPANY

By:	/s/ John J. Corkrean
John J. Corkrean
Executive Vice President and Chief Financial Officer (principal financial officer and authorized officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 1st day of May, 2020.

Signature	Title

/s/ James J. Owens	President, Chief Executive Officer and Director
James J. Owens	(principal executive officer)

/s/ John J. Corkrean	Executive Vice President and Chief Financial Officer
John J. Corkrean	(principal financial officer)

/s/ Robert J. Martsching	Vice President and Controller
Robert J. Martsching	(principal accounting officer)

*	Director
Daniel L. Florness

*	Director
Thomas W. Handley

*	Director
Maria Teresa Hilado

*	Director
Ruth Kimmelshue

*	Chairman of the Board and Director
Lee R. Mitau

*	Director
Dante C. Parrini

*	Director
John C. van Roden, Jr.

*	Director
R. William Van Sant

*By: /s/ Timothy J. Keenan Timothy J. Keenan Attorney-in-Fact